ATTACHMENTS FOR N-SAR SUB-ITEM 77C
08-31-04 FYE FUNDS FOR THE 09-01-04 PERIOD ENDED 2-19-05


J.P. Morgan Funds (the Trust)

On January 20, 2005, Special Meetings of the shareholders of JPMorgan Fleming Emerging Markets
Debt Fund and JPMorgan U.S. Small Company Opportunities
Fund (the Funds) both series of the Trust were held. At the February 3, 2005 adjournment of those meetings, the Funds shareholders voted to elect a new Board of Trustees. With respect to William J Armstrong, there were 23,945,137 affirmative votes and 946,540 negative votes. With respect to Roland
E Eppley, Jr., there were 23,943,509 affirmative votes and 948,169 negative votes. With respect to John F. Finn, there were 23,946,044 affirmative votes and 945,633 negative votes. With respect to Dr. Matthew Goldstein, there were 23,983,122 affirmative votes and 908,556 negative votes. With respect to Robert J. Higgins, there were 23,942,018 affirmative votes and 949,660 negative votes. With respect to Peter C. Marshall, there were 23,946,044 affirmative votes and 945,633 negative votes. With respect to Marilyn McCoy, there were 23,983,749 affirmative votes and 907,928 negative votes.
 With respect to William G. Morton, Jr., there were 23,940,389 affirmative votes and 951,288 negative votes.
With respect to Robert A. Oden, Jr., there were 23,941,453 affirmative votes and 950,224 negative votes. With respect to Fergus Reid, III, there were 23,940,546 affirmative votes and 951,131 negative votes. With respect to Frederick W. Ruebeck, there were 23,984,028 affirmative votes and 907,649 negative votes. With respect to James J. Schonbachler, there were 23,983,122 affirmative votes and 908,556 negative votes. With respect to Leonard M. Spalding, Jr., there were 23,943,509 affirmative votes and 948,169 negative votes.

Also at the February 3 adjournment of the January 20, 2005 meeting, the shareholders of JPMorgan Fleming Emerging
Markets Debt Fund voted to approve the agreement and plan to reorganize as corresponding series of J.P. Morgan
Mutual Fund Series. With respect to this reorganization there were 17,271,301 affirmative votes and 136,300 negative votes.